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                                                                     Exhibit 2.4

                                 PLAN OF MERGER

            This Plan of Merger ("Plan of Merger") is entered into as of March 1, 2000, by and among NelNet, Inc., a Nevada corporation ("Subsidiary"), and National Education Loan Network, Inc., a Nevada corporation ("Company"), and joined in by UNIPAC Service Corporation, a Nebraska corporation and parent corporation of Subsidiary ("Parent"), for certain limited purposes.

                                   WITNESSETH:

      A. WHEREAS, the authorized capital stock of Company consists solely of 1,000 shares of Class A voting common stock, $0.10 par value per share, 124,593 shares of Class B nonvoting common stock, $0.10 par value per share, and 17,000 shares of Preferred stock, $0.50 par value per share (collectively, the "Company Stock"), of which 142,593 shares ("Shares") are issued and outstanding on the date hereof.

      B. WHEREAS, the authorized capital stock of Subsidiary consists of 1,000 shares of common stock, $1.00 par value per share ("Subsidiary Common Stock"), of which 100 shares are issued and outstanding on the date hereof and all of which shares are owned of record and beneficially by Parent.

      C. WHEREAS, concurrently with the execution and delivery of this Plan of Merger, Parent, Subsidiary and Company have entered into an Agreement and Plan of Reorganization (the "Agreement" and, together with this Plan of Merger, the "Merger Agreements") that contemplates the merger of Company with and into Subsidiary ("Merger") upon the terms and conditions provided in the Merger Agreements and pursuant to Chapter 92A of the Nevada General Corporation Law.

      D. WHEREAS, the Boards of Directors of Subsidiary and Company have deemed it in the best interests of their respective corporations and shareholders that Company be merged with and into Subsidiary, with Subsidiary being the surviving corporation, and each such Board of Directors has approved this Plan of Merger, has authorized its execution and delivery and has directed that this Plan of Merger and the Merger be submitted to its respective shareholders for approval.

      E. WHEREAS, the Board of Directors of Parent has authorized the execution and delivery of the Plan of Merger and is causing Parent to issue shares of its common stock (the "Parent Common Stock"), pursuant to the terms of the Merger Agreements.

      NOW, THEREFORE, in consideration of the premises and the agreements herein contained, the parties hereto adopt and agree to the following agreements, terms and conditions relating to the Merger and the mode of carrying the same into effect:


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                                    ARTICLE I

                                   THE MERGER

      1.01 The Merger. Subject to the terms and conditions of the Merger Agreements, Company shall be merged with and into Subsidiary in accordance with Chapter 92A of the Nevada General Corporation Law. The constituent entities are as follows: National Education Loan Network, Inc., a corporation organized and governed by the laws of the State of Nevada, 121 S. 13th Street, Suite 301, Lincoln, Nebraska 68508, Attention: Don Bouc; and NelNet, Inc., a corporation organized under and governed by the laws of the State of Nevada, 121 S. 13th Street, Suite 301, Lincoln, Nebraska 68508, Attention: Don Bouc. The surviving entity is NelNet, Inc.

      1.02 Effective Time of the Merger. Subject to the provisions of the Merger Agreements, Articles of Merger ("Articles of Merger") shall be duly prepared and executed by Subsidiary and Company and thereafter delivered to the Secretary of State of the State of Nevada for filing as provided in Chapter 92A of the Nevada General Corporation Law as soon as practicable on or after the Closing Date (as defined in the Agreement). The Merger shall become effective upon the filing and recording of the Articles of Merger with the Secretary of State of the State of Nevada ("Effective Time").

      1.03 Effects of the Merger.

            (a) At the Effective Time, (i) the separate existence of Company shall cease and Company shall be merged with and into Subsidiary as provided in the Nevada General Corporation Law (Subsidiary and Company are sometimes referred to herein as the "Constituent Corporations" and Subsidiary after the Merger is sometimes referred to herein as the "Surviving Corporation"); (ii) the Articles of Incorporation of Subsidiary in effect as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation; and (iii) the By-laws of Subsidiary in effect as of the Effective Time shall be the By-laws of the Surviving Corporation.

            (b) In accordance with the Nevada General Corporation Law, at and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all singular rights, privileges, powers and franchises of each of the Constituent Corporation, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested, by deed or otherwise, in either of the Constituent Corporations shall not revert or be


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      in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it. Any action or proceeding, whether civil, criminal or administrative, pending by or against either Constituent Corporation shall be prosecuted as if the Merger had not taken place, and the Surviving corporation may be substituted as a party in such action or proceeding in place of any Constituent Corporation.

                                   ARTICLE II

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                         OF THE CONSTITUENT CORPORATIONS

      2.01 Effect on Company Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Constituent Corporations or the holders of any shares of Company Stock:

            (a) Each then outstanding share of Class B nonvoting common stock, par value of $0.10 per share, and Preferred stock, par value of $0.50 per share, of Company Stock (other than those shares of Class B Company Stock held by Stephen F. Butterfield and/or Michael S. Dunlap, other than those shares of Company Stock held in the treasury of Company, and other than shares of Company Stock the holders of which have perfected any dissenter's rights that they may have under the Nevada General Corporation Law and which have not withdrawn or lost such rights ("Dissenting Shares")) will be converted into a right to receive one (1) share of Class B nonvoting common stock, par value $0.10 per share, of Parent. Each then outstanding share of Class B nonvoting common stock, par value $0.10 per share of Company Stock, held by Stephen F. Butterfield, will be converted into a right to receive 0.9809 of a share of Class B nonvoting common stock, par value $0.10 per share, of Parent. Each then outstanding share of Class B nonvoting common stock, par value $0.10 per share of Company Stock, held by Michael S. Dunlap, will be converted into a right to receive 0.9875 of a share of Class B nonvoting common stock, par value $0.10 per share, of Parent. Each then outstanding share of Class A voting common stock, par value $0.10 per share of Company Stock (other than those shares of Company Stock held in the Treasury of Company, and other than Dissenting Shares) will be converted into a right to receive 1.86 shares of Class A voting common stock, $0.10 par value, of Parent.

            (b) Each then outstanding share of Company Stock owned by Parent, Subsidiary or any other direct or indirect subsidiary of Parent will be canceled and retired, and each share of Company Stock issued and held in Company's treasury will be canceled and retired.


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      2.02 Exchange of Certificates.

            (a) As of the Effective Time, each holder of an outstanding certificate which immediately prior to the Effective Time represented shares of Company Stock and which was surrendered to Parent in accordance with Section 2.02(b) hereof shall be entitled to receive in exchange therefor, a certificate or certificates theretofore representing the number of whole shares of Parent Common Stock, to which such holder is entitled pursuant to Section 2.01. If any certificate for shares of Parent Common stock is to be issued in a name other than that in which the certificate for shares of Company Stock surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent common stock in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of Parent that such tax has been paid or is not applicable.

            (b) Within ten (10) days after approval of the Merger Agreements and the Merger by the requisite number of shareholders of Company in accordance with Chapter 92A of the Nevada General Corporation Law, Parent shall mail to each holder of record of a certificate or certificates that as of the date of such approval, represented outstanding shares of Company Stock (the "Company Certificates"): (i) a form letter of transmittal (which shall specify that deliver shall be effected, and risk of loss and title to Company Certificates shall pass, only upon actual delivery of Company Certificates to Parent); and (ii) instructions for use in effecting the surrender of Company Certificates in exchange for certificates representing shares of Parent Common Stock. Such instructions shall instruct such holder to deliver to Parent their respective Company Certificates within twenty (20) days from the date such holder receives the form letter of transmittal, together with a duly executed and completed letter of transmittal and such other documents as the Parent shall reasonably require. Thereafter, at and after the Effective Time, each holder of shares of Company Stock, upon delivery of their respective Company Certificates, together with a duly executed letter of transmittal, shall be entitled to receive in exchange therefor the consideration to which such holder is entitled pursuant to Section 2.01, and Company Certificates so surrendered shall forthwith be canceled. Notwithstanding the foregoing, no party hereto shall be liable to a holder of shares of Company Stock for any shares of Parent Common Stock or dividends or distributions thereon delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (c) Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent a right to receive the consideration to which other shares of Company Stock other than Dissenting Shares are entitled pursuant to this Article II, but the holder of Dissenting Shares shall only be entitled to such rights as are granted by Chapter 92A of the Nevada General Corporation Law. If a holder of shares of Company Stock who pursues dissenters' rights with respect to those shares under Chapter 92A of the Nevada


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      General Corporation Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent, then, as of the Effective Time or the occurrence of such event, whichever last occurs, those shares of Company Stock shall be converted into and represent only the right to receive the consideration as provided in Article 2, without interest, upon the surrender of Company Certificate or Company Certificates representing those shares of Company Stock. Company shall give Parent prompt notice of any written demands made pursuant to the Nevada General Corporation Law received by Company relating to a shareholder's rights to dissent. Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands made pursuant to such dissenters' rights with respect to any shares of Company Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands. Parent shall contribute to Company or the Surviving Corporation, as the case may be, sufficient funds to enable Company or the Surviving Corporation to make, or shall itself directly make, any payments required to be made to holders of Dissenting Shares.

            (d) Anything to the contrary notwithstanding in this Section 2.02, if this Agreement is terminated pursuant to Article III, any Company Certificate or Company Certificates which have been surrendered to Parent shall be promptly returned to the persons submitting the same.

            (e) Until surrendered and exchanged in accordance with this Section 2.02, each Company Certificate shall, after the Effective Time, represent solely the right to receive the Parent Common Stock, to which the holder of such Company Certificate is entitled to hereunder, and shall have no other rights. At the Effective Time, the stock transfer books of Company will be closed and no transfer of shares of Company Stock will thereafter be made.

                                   ARTICLE III

                       CONDITIONS; TERMINATION; AMENDMENT

      3.01 Conditions of the Merger. Consummation of the Merger is conditional upon the fulfillment or waiver of the conditions precedent set forth in the Agreement.

      3.02 Termination. This Plan of Merger may be terminated and the Merger abandoned by mutual consent of the respective Boards of Directors of Company and Subsidiary at any time prior to the Effective Time. If the Agreement is so terminated, then this Plan of Merger will terminate simultaneously and the Merger will be abandoned without further action by Company of Subsidiary.


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      3.03 Amendment. Subject to the next following sentence, this Plan of
Merger may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Company, but after any such approval, no amendment shall be made which changes in a manner adverse to such shareholders the consideration to be provided to such shareholders pursuant to the Merger Agreements. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of all of the parties hereto. Notwithstanding the foregoing, amendments to this Plan of Merger which are required by the Secretary of State of the State of Nevada, and which amendments do not materially and adversely affect the rights, benefits and obligations of any party hereto, may be made unilaterally (without a writing signed by all parties) by the party filing the Merger Agreements with such Secretary of State, and need not be further authorized by the Board of Directors of any party.

      3.04 Extension; Waiver. At any time prior to the Effective Time, Parent and Subsidiary, on the one hand, and Company, on the other hand, by action taken or authorized by their respect Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto and (ii) waive compliance by the other party with any of the agreements or conditions contained herein. For purposes of the foregoing sentence, Parent and Subsidiary shall be considered one party. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument on behalf of such party.

                                   ARTICLE IV

                                  MISCELLANEOUS

      4.01 Notice. All notices, requests, demands and other communication hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified United States mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

            (a) If to Parent or Subsidiary, to:

                  UNIPAC Service Corporation
                  Attention: K. Jon Kern, President
                  3015 S. Parker Road, Suite 400
                  Aurora, CO 80014
                  Facsimile: 303/696-5640

or to such other person or address as Parent or Subsidiary shall furnish to Company in writing.

            (b) If to Company, to:


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                  National Education Loan Network, Inc.
                  Attention: Don Bouc, President
                  121 S. 13th Street, Suite 301
                  Lincoln, NE 68508
                  Facsimile: 402/458-2399

      If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant tot his Section, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this Section, such communication shall be deemed delivered upon receipt; and if sent by United States mail pursuant to this Section, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Plan of Merger may change its address for the purposes of this Plan of Merger by giving notice thereof in accordance with this Section.

      4.02 Counterparts. This Plan of Merger may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      4.03 Headings. The headings in this Plan of Merger are inserted for convenience only and shall not constitute a part hereof.

      4.04 Waiver of Mailing Requirement. Parent, as sole shareholder of the Company Stock, hereby waives the requirement of mailing the Articles of Merger pursuant to Section 92A.180 Nevada Revised Statutes.

      IN WITNESS WHEREOF, the parties have executed this Plan of Merger as of the date and year first above written.


National Education Loan Network, Inc.         UNIPAC Service Corporation
("Company")                                   ("Parent")

By:  /s/ Don Bouc                             By:   /s/ K. Jon Kern
    -----------------------------                 -----------------------------
         Don Bouc, President                            K. Jon Kern, President



                                              NelNet, Inc.
                                              ("Subsidiary")

                                              By:   /s/ Don Bouc
                                                  -----------------------------
                                                        Don Bouc, President










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